CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 5 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated July 30, 1996, relating to the financial statememts and financial highlights appearing in the June 30, 1996 Annual Reports of Artisan International Fund and Artisan Small Cap Fund (constituting Artisan Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in the Prospectus.


/s/ Price Waterhouse LLP
Price Waterhouse LLP
Milwaukee, Wisconsin
January 20, 1997